Exhibit 99.2

Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000

Press Information

Release Date:	IMMEDIATE	Contact:	Ann Marie Luhr
	July 30, 2021		716-687-4225

MOOG INC. ANNOUNCES CASH DIVIDEND

East Aurora, NY – The Company (NYSE: MOG.A and MOG.B) has declared a quarterly dividend of $.25 per share on its issued and outstanding shares of Class A common stock and Class B common stock. The dividend will be paid on August 30, 2021 to all shareholders of record as of the close of business on August 13, 2021.

The dividend represents a use of cash of approximately $8 million. Future declarations of quarterly dividends are subject to the determination and discretion of Moog’s Board of Directors.

About Moog Inc.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.